   As filed with the Securities and Exchange Commission on June 30, 1998

                                              Registration No. 33-_____
     _________________________________________________________________

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          ______________________

                                FORM S-8
                          REGISTRATION STATEMENT
                                 Under
                        THE SECURITIES ACT OF 1933
                          ______________________

                        KLS Enviro Resources, Inc.
           (Exact name of registrant as specified in its charter)
                         _________________________

         Nevada                                               75-2460365
(State or other jurisdiction                               I.R.S. Employer
    of incorporation or                                   Identification No.
      organization)



                     5500 East Loop 820 South, Suite 100
                          Fort Worth, Texas  76119
                              (817) 563-0086

   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                       Compensation Contract with
                              Consultant


                    ________________________________


                  Raymond H. Kurzon, President and CEO
                  5500 East Loop 820 South, Suite 100
                        Fort Worth, Texas  76119
                            (817) 563-0086
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                              Copies to:
                        Jeffrey M. Jones, Esq.
                 Durham, Evans, Jones & Pinegar, P.C.
                   50 South Main Street, Suite 850
                     Salt Lake City, Utah  84144
                           (801) 538-2424


                                     CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Title of each class                     Proposed maximum      Proposed maxi-
of securities to be    Amount to be     offering price per    mim aggregate     Amount of
registered             registered(1)    unit of each class    offering price    registration fee(4)
-----------------------------------------------------------------------------------------------------

Common Shares,         400,000 shares   $.81                  $324,000(2)       $111.72
par value $.0001
per share, granted
to consultant


Common Shares,         300,000 shares   $1.03                 $309,000(3)       $106.55
par value $.0001
per share, subject
to stock warrants
to be granted to
consultant

                                                                                =========
                                                                                $218.27


-----------------------------------------------------------------------------

(1) This Registration Statement also covers an indeterminate number of shares of Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based upon the average of the high and low prices of the Common Shares as reported on NASDAQ on April 23, 1997 (within 5 business days prior to the date of filing the registration statement).

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the price at which the warrants may be exercised.

(4)  1/29 of 1 percent of the maximum aggregate offering price, pursuant to
Section 6(b) of the Securities Act of 1933.

                                    PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


          The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees and consultants as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

                                  PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

           The following documents filed with the Commission by KLS Enviro Resources, Inc. (the "Company") are incorporated herein by reference:

           (a) The Company's Annual Report on Forms 10-KSB and 10-KSBA for the fiscal year ended September 30, 1997;

           (b) Description of the class of securities of the Company to be offered, (incorporated by reference to the Registration Statement of the Company previously filed, pursuant to which the class of Common Stock of the Company was registered under the Securities Exchange Act of 1934, as amended).

           All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

                Not applicable.

Item 5.    Interests of Named Experts and Counsel.

           The law firm of Durham, Evans, Jones & Pinegar, P.C. (the "Firm"), Salt Lake City, counsel to the Company, has rendered an opinion attached as an exhibit hereto with respect to the legality of the shares of Common Stock to be registered herein. The Profit Sharing Plan and Trust of the Firm owns approximately 52,083 shares of Common Stock of the Company.

Item 6.    Indemnification of Directors and Officers.

           Section 78.751 of Chapter 78 of the Nevada Revised Statutes and
Article VIII of the Company's Bylaws contain provisions for indemnification of the officers, directors, employees and agents of the Company. The
Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. The bylaws, as amended, with certain exceptions, eliminate any personal liability of a director to the Company or its shareholders for monetary damages to the Company or its shareholders for gross negligence or lack of due care in carrying out the director's fiduciary duties as such. The Company's articles of incorporation also provide for indemnification to the full extent permitted by Nevada law, which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company. Nevada law permits such indemnification if a director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. The Company may also purchase and maintain insurance on behalf of present and past directors or officers insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

               Not applicable.

Item 8.   Exhibits.

4  --          Form of Consulting Agreement ("Consulting Agreement") between the Company and Consultant to the Company, pursuant to which Consultant receives Common Stock of the Company.

5  --          Opinion of Durham, Evans, Jones & Pinegar, P.C. regarding
               validity of Common Stock issuable pursuant to the Consulting Agreement.

23(a)  -- Consent of KPMG Peat Marwick LLP.

23(b)   - Consent of Weaver & Tidwell LLP

23(c) -- Consent of Durham, Evans, Jones & Pinegar, P.C. (included in the opinion filed as Exhibit 5 to this Registration Statement).

Item 9.   Undertakings.

(a)       The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on 24th day of June, 1998.

                        KLS ENVIRO RESOURCES, INC.


                        By /s/ Raymond H. Kurzon
                           -------------------------------
                           Raymond H. Kurzon
                           President and CEO




                           POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond H. Kurzon, his attorney-in-fact, with the power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.



          Signature           Title                     Date


/s/ Stephen M. Studdert
________________________      Chairman of the Board     June 24, 1998
   Stephen M. Studdert        of Directors


/s/ Raymond H. Kurzon
________________________      President, CEO and        June 24, 1998
Raymond H. Kurzon             Director


/s/ Douglas L. Rex
________________________      Chief Financial Officer   June 24, 1998
Douglas L. Rex
                                  II-4

/s/ Charles E. Nuanez
________________________      Vice President and        June 24, 1998
Charles E. Nuanez             Director


/s/ Philip B. Smith
________________________      Director                  June 24, 1998
Philip B. Smith


/s/ Joseph Verner Reed
________________________      Director                  June 24, 1998
Joseph Verner Reed


/s/ Wyman Au
________________________      Director                  June 24, 1998
Wyman Au


/s/ Rick D. Nydegger
________________________      Director                  June 24, 1998
Rick D. Nydegger


/s/ Thomas A. Murdock
________________________      Director                  June 24, 1998
Thomas A. Murdock


/s/ Roger D. Dudley
________________________      Director                  June 24, 1998
Roger D. Dudley

                             EXHIBIT INDEX


Exhibits

4  --     Form of Consulting Agreement ("Consulting Agreement") between the Company and Consultant to the Company, pursuant to which Consultant receives Common Stock of the Company.

5  --     Opinion of Durham, Evans, Jones & Pinegar, P.C.
          regarding validity of Common Stock issuable pursuant to the Consulting Agreement.

23(a)  -- Consent of KPMG Peat Marwick LLP.

23(b)  -- Consent of Weaver & Tidwell, LLP.

23(c)  -- Consent of Durham, Evans, Jones & Pinegar, P.C.
          (included in the opinion filed as Exhibit 5 to this Registration Statement).